                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              ENSERCH CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              ENSERCH CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

LOGO

ENSERCH CENTER
300 SOUTH ST. PAUL
DALLAS, TEXAS 75201-5598

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ENSERCH Corporation:

  The Annual Meeting of the Shareholders of ENSERCH Corporation will be held at 301 South Harwood Street, Dallas, Texas, on Tuesday, May 14, 1996, at 10 a.m., for the following purposes:

    1. To elect a Board of Directors;

    2. To ratify the Board of Directors' appointment of Deloitte & Touche as independent auditors of the Corporation;

    3. To consider and act upon such other business as may be properly presented to the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business March 15, 1996, as the record date for determination of the shareholders of Common Stock entitled to notice of and to vote at the meeting or any adjournment thereof.

  A form of Proxy, a Proxy Statement, and the Corporation's 1995 Annual Report to Shareholders accompany this Notice of Annual Meeting. The Proxy covers all shares of Common Stock held by you directly and all shares participating in the Corporation's Dividend Reinvestment Plan.

  IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                             Michael G. Fortado
                                        Vice President and Corporate
                                                 Secretary

March 29, 1996

LOGO

PROXY STATEMENT

                              GENERAL INFORMATION

  This Proxy Statement is being mailed on or about March 29, 1996, to shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders to be held on May 14, 1996, at 301 South Harwood Street, Dallas, Texas. The persons named as proxies were selected by the Board of Directors of the Corporation. The enclosed proxy may be revoked at any time before it is exercised by filing with the Corporate Secretary an instrument revoking it; by submitting a subsequently dated proxy; or by appearing at the meeting and voting in person.

  If you do not expect to be present at the Annual Meeting in person, please promptly sign the accompanying proxy and return it in the enclosed envelope.

  The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement, and Proxy, and the cost of further solicitation hereinafter referred to are to be borne by the Corporation. Solicitations may further be made by directors, officers, and regular employees of the Corporation, without additional compensation, by use of the mails, telephone, facsimile transmission, or by personal interview. The Corporation has retained Hill & Knowlton, Inc., New York, New York, to assist in the solicitation at a cost of $6,500 plus expenses.

  Holders of the Corporation's Common Stock of record at the close of business on March 15, 1996, (the "Record Date") are entitled to vote at the meeting. On the Record Date, the Corporation had outstanding 68,635,469 shares of Common Stock having a par value of $4.45 per share. Each share of Common Stock is entitled to vote at the forthcoming Annual Meeting of Shareholders.

  The holders of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required for each item set forth in the Notice of Annual Meeting.

  The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote both for purposes of determining the presence of a quorum and for the purposes of determining the outcome of any matter submitted to the shareholders for a vote. The inspectors of election will treat broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

  The Corporation had outstanding on the Record Date 100,000 shares of Adjustable Rate Cumulative Preferred Stock, Series E, and 75,000 shares of Adjustable Rate Cumulative Preferred Stock, Series F, having no par value. The holders of the Preferred Stock do not have voting rights except under certain conditions which are not now present.

                             ELECTION OF DIRECTORS

  Directors are elected to hold office until the next annual election and until their successors shall have been duly elected and shall qualify. It is intended that the votes of the persons designated as proxies in the accompanying proxy will be cast for the nominees named below unless contrary instructions are set forth on the proxy. In the event any nominee for director is not available for election as contemplated due to circumstances not now known, it is the intention of the proxies named in the enclosed proxy to vote for such other person as the Board of Directors may nominate. In accordance with the Corporation's Bylaws, the Board of Directors has fixed the number of directors of the Corporation to be nine. Each of the nominees was elected a director of the Corporation at the last meeting of shareholders.

  The following biographical information sets forth the name, age, principal occupation or employment during the past five years, Board committee membership, certain other directorships held by each nominee for director, and the period during which he or she has served as a director of the Corporation.

D. W. BIEGLER
Chairman and President, Chief Executive Officer, ENSERCH Corporation

  Mr. Biegler, age 49, is Chairman and President, Chief Executive Officer of the Corporation. Prior to his election to his present position in 1993, he served Lone Star Gas Company, the utility division of the Corporation, as President from 1985 and as Chairman from 1989 and was elected President and Chief Operating Officer of the Corporation in 1991. Mr. Biegler is a Director of Enserch Exploration, Inc., Texas Commerce Bank National Association, and Trinity Industries, Inc. He has been a Director of the Corporation since 1991.

FREDERICK S. ADDY
Retired Executive Vice President, Amoco Corporation

  Mr. Addy, age 64, is retired Executive Vice President, Chief Financial Officer, and Director of Amoco Corporation, an international integrated oil and gas company. Mr. Addy has been a Director of the Corporation since 1994 and is Chairman of the Audit Committee and a member of the Compensation Committee. He is a Director of Enserch Exploration, Inc.; Baker, Fentress & Company; and The Pierpont Funds.

B. A. BRIDGEWATER, JR.
Chairman, President and Chief Executive Officer, Brown Group, Inc.

  Mr. Bridgewater, age 62, is Chairman, President and Chief Executive Officer, and Director, Brown Group, Inc., a footwear company. Mr. Bridgewater has been a Director of the Corporation since 1987 and serves as Chairman of the Policy Committee and is a member of the Audit Committee. He is a Director of Enserch Exploration, Inc., Boatmen's Bancshares, Inc., FMC Corporation, and McDonnell Douglas Corporation.

ODIE C. DONALD
President, BellSouth Mobility, Inc.

  Mr. Donald, age 46, is President, BellSouth Mobility, Inc., a cellular telecommunications company. Mr. Donald has served in his present position since 1992. He previously served BellSouth as Vice President, Marketing and various other positions. He has been a Director of the Corporation since 1995 and is a member of the Compensation Committee and the Directors' Nominating Committee.

MARVIN J. GIROUARD
President and Chief Operating Officer, Pier 1 Imports, Inc.

  Mr. Girouard, age 56, is President and Chief Operating Officer, and Director, Pier 1 Imports, Inc. Mr. Girouard has been a Director of the Corporation since 1992 and is Chairman of the Compensation Committee and a member of the Audit Committee.

J. M. HAGGAR, JR.
Retired Chairman of the Board, Haggar Apparel Company

  Mr. Haggar, age 71, is retired Chairman of the Board, Haggar Apparel Company, a manufacturer of apparel for men. Mr. Haggar has been a Director of the Corporation since 1988 and is Chairman of the Directors' Nominating Committee and a member of the Policy Committee. He is a Director of Brinker International, Inc.

THOMAS W. LUCE, III
Partner, Hughes & Luce

  Mr. Luce, age 55, is a partner of Hughes & Luce, a law firm he co-founded in 1973. From October 1991 to July of 1992, he served as Chairman and Chief Executive Officer of First Southwest Company, a diversified investment banking services firm. Mr. Luce has been appointed by Governors of Texas to four major state positions. He is a Director of Dell Computer Corporation. He has been a Director of the Corporation since 1995 and is a member of the Compensation Committee and the Policy Committee.

W. C. MCCORD
Retired Chairman and Chief Executive Officer, ENSERCH Corporation

  Mr. McCord, age 67, is retired Chairman and Chief Executive Officer of the Corporation. Mr. McCord has been a Director of the Corporation since 1970 and is a member of the Audit Committee and the Policy Committee. He is a Director of Lone Star Technologies, Inc. and Pool Energy Services Co.

DIANA S. NATALICIO
President, University of Texas at El Paso

  Dr. Natalicio, age 56, is President, University of Texas at El Paso. Dr. Natalicio has been a Director of the Corporation since 1993 and is a member of the Directors' Nominating Committee and the Audit Committee. She is a Director of Sandia Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The Corporation is aware of the following beneficial owners, as of December 31, 1995, of more than 5% of its Common Stock.

          NAME AND ADDRESS                    NUMBER OF SHARES  PERCENT
        OF BENEFICIAL OWNER                  BENEFICIALLY OWNED OF CLASS
        -------------------                  ------------------ --------
    Wellington Management Company              6,411,130(/1/)     9.4%
    75 State Street
    Boston, MA 02109
    FMR Corp.                                  5,081,701(/2/)     7.4%
    82 Devonshire Street
    Boston, MA 02109-3614
    Travelers Group                            3,670,513(/3/)     5.4%
    388 Greenwich Street
    New York, NY 10013
    Prudential Insurance Company of America    3,664,300(/4/)     5.4%
    751 Broad Street
    Newark, NJ 07102-3777

----------
(1) These common shares were reported as being owned primarily by The Vanguard/Windsor Fund, Inc. of the Vanguard Group of Investment Companies whom Wellington Management Company serves as investment adviser. Wellington Management Company reported the beneficial ownership of 601,100 shares with shared voting power and 6,411,130 shares with shared dispositive power. The shares beneficially owned by The Vanguard/Windsor Fund, Inc. include 5,467,700 shares with sole voting power and shared dispositive power.

(2) Includes 161,776 shares with sole voting power and 5,081,701 shares with sole dispositive power.

(3) Includes 3,487,110 shares held by Smith Barney Holdings Inc., a Travelers' subsidiary. Both Travelers and Smith Barney have shared voting and dispositive power over their beneficially owned shares.

(4) Includes 106,993 shares with sole voting and dispositive power, 3,420,507 shares with shared voting power and 3,557,307 shares with shared dispositive power.

STOCK OWNERSHIP OF MANAGEMENT AND BOARD OF DIRECTORS

  Each director, the named executive officers, and all directors and executive officers as a group, reported beneficial ownership as of the Record Date of Common Stock of the Corporation and Enserch Exploration, Inc. as follows:

                                    ENSERCH CORPORATION                    ENSERCH EXPLORATION, INC.
                              --------------------------------         ----------------------------------
                               NUMBER OF                                 NUMBER OF
                                 SHARES                                   SHARES
                              BENEFICIALLY          PERCENT OF         BENEFICIALLY           PERCENT OF
             NAME              OWNED(/1/)             CLASS             OWNED(/2/)               CLASS
             ----             ------------          ----------         --------------         -----------
    D. W. Biegler                293,029(/3/)             *               29,816(/4/)              *
    Frederick S. Addy              4,143                  *                2,000                   *
    B. A. Bridgewater, Jr.         4,643                  *                1,000                   *
    Odie C. Donald                   503                  *                    0
    Marvin J. Girouard             2,843                  *                    0
    J. M. Haggar, Jr.              4,131                  *                    0
    Thomas W. Luce, III            1,500                  *                    0
    W. C. McCord                 314,249(/3/)             *                    0
    Diana S. Natalicio             2,143                  *                    0
    G. R. Bryan                   78,843(/3/)(/5/)        *                    0
    M. T. Hunter                  20,031                  *                    0
    W. T. Satterwhite            125,485(/3/)             *                5,625(/4/)              *
    R. B. Williams               114,673(/3/)             *                    0
    S. R. Singer                 133,362(/3/)             *                4,000(/4/)              *
    All Directors and Execu-
     tive
     Officers as a Group       1,137,009(/3/)          1.66               48,792(/4/)              *

----------
 *Less than 1%

(1) The number of shares owned includes shares held in the Corporation's Employee Stock Purchase and Savings Plan and restricted shares awarded under the ENSERCH Corporation 1991 Stock Incentive Plan, where applicable.

(2) The number of shares owned includes shares held in the Corporation's Employee Stock Purchase and Savings Plan and restricted shares awarded under the Enserch Exploration, Inc. 1994 Stock Incentive Plan, where applicable.

(3) The totals include shares subject to stock options exercisable within 60 days of the Record Date: D. W. Biegler 201,250 shares; W. C. McCord 300,000 shares; G. R. Bryan 40,525 shares; W. T. Satterwhite 79,775 shares; R. B. Williams 77,800 shares; S. R. Singer 126,806 shares; and all directors and executive officers as a group 836,843 shares.

(4) The totals include shares subject to stock options exercisable within 60 days of the Record Date: D. W. Biegler 3,750 shares; W. T. Satterwhite 625 shares; S. R. Singer 4,000 shares; and all directors and executive officers as a group 8,687 shares.

(5) Of the shares listed, 64 are shares deemed beneficially owned by Mr. Bryan because of sole or shared voting or investment power.

BOARD COMMITTEES

  The standing committees of the Board of Directors are the Audit Committee, Directors' Nominating Committee, Compensation Committee, and Policy Committee.

  The Board of Directors has delegated to the Audit Committee the primary function of oversight of the entire financial reporting and internal control processes of the Corporation which includes meeting periodically with the independent and internal auditors; reviewing annual financial statements and the independent auditors' work and report thereon; reviewing the independent auditors' report on internal controls and related matters; selecting and recommending to the Board of Directors the appointment of the independent auditors, subject to the ratification by shareholders; reviewing the letter of engagement and statement of fees which pertain to the scope of the annual audit and certain special audit and non-audit work which may be required or suggested by the independent auditors; receiving and reviewing information pertaining to internal audits; directing and supervising special investigations; and performing any other functions deemed appropriate by the Board of Directors. The Audit Committee met three times during 1995.

  The Directors' Nominating Committee was created to receive and initiate recommendations of potential candidates, including existing Board members, for election to the Board of Directors. The Committee is also responsible for making recommendations to the Board concerning the size of the Board; qualification guidelines for Directors; and continuation of Board membership of individual Directors who change their business responsibility after having been elected to the Board. The Committee will consider persons recommended by shareholders as potential future nominees for the Board of Directors if shareholders submit the names of such persons in writing to the Chairman of the Directors' Nominating Committee in care of the Corporate Secretary of the Corporation together with a full statement of their qualifications and an indication of their willingness to serve. The Directors' Nominating Committee met two times in 1995.

  The function of the Compensation Committee is to establish, approve, or recommend to the Board of Directors, in those instances where its approval is required, the compensation and major items related to compensation of directors and of officers and other employees above a specified salary grade. The Committee also administers the Corporation's stock option and restricted stock plans. The Compensation Committee met four times in 1995.

  The responsibilities of the Policy Committee are to review the Corporate Statement of Policy and recommend changes that are considered appropriate; to review the Corporation's procedure for communicating policies, and confirm that steps to monitor and ensure compliance have been taken; to review the Corporation's Annual Compliance Reports for its Compliance Programs for Environmental, Antitrust, Insider Trading, Antiboycott, Foreign Corrupt Practices Act, and Employment and Human Resources; to review the Corporation's Corporate Governance Principles and recommend changes that are considered appropriate; and to review areas of potential conflict of interest between the Corporation and its executives. The Policy Committee met two times in 1995.

  During 1995, the Board of Directors met eight times. No director attended fewer than 75 percent of the aggregate of the total number of Board meetings and meetings of a committee on which he or she served.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  On the recommendation of the Audit Committee, the Board of Directors has, subject to ratification by the shareholders, appointed Deloitte & Touche as Independent Certified Public Accountants of the Corporation for the year 1996. It is intended that the persons named in the accompanying proxy will vote to ratify such appointment.

  Deloitte & Touche has served continuously as auditors of the Corporation since its formation. Neither the firm nor any of its members has any direct financial interest or any material indirect financial interest in the Corporation or any of its affiliates. A representative of Deloitte & Touche is expected to be present at the annual meeting and will be provided the opportunity to make a statement and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The table below sets forth annual compensation, long-term compensation, and all other compensation paid by the Corporation and its subsidiaries for services rendered during the periods shown for each individual serving as the chief executive officer, each of the other four most highly compensated executive officers serving in such capacity at the end of 1995, and one executive officer who retired before year-end (the "named executive officers").

                          SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                               --------------------------------
                            ANNUAL COMPENSATION                       AWARDS          PAYOUTS
                          -----------------------              --------------------- ----------
                                                     OTHER     RESTRICTED SECURITIES
        NAME AND                                     ANNUAL      STOCK    UNDERLYING LONG-TERM    ALL OTHER
       PRINCIPAL                                  COMPENSATION   AWARDS    OPTIONS   INCENTIVE   COMPENSATION
        POSITION          YEAR SALARY($) BONUS($)    ($)(2)       (#)        (#)     PAYOUTS($)     ($)(5)
       ---------          ---- --------- -------- ------------ ---------- ---------- ----------  ------------
D. W. Biegler             1995  593,750  245,822     8,400          (3)     25,000         0        27,525
 Chairman and President,  1994  550,000  317,625     4,050          (3)          0         0        28,394
 Chief Executive Officer  1993  525,000  210,000       833           0      40,000     5,000(4)     32,919
G. R. Bryan               1995  254,167   51,133     4,040          (3)     10,000         0         1,500
 President, Power Group   1994  242,417   11,815     1,530          (3)          0         0         3,000
                          1993  237,000   94,800       150           0       7,500         0         5,449
M. T. Hunter              1995  175,000   90,035     1,500          (3)     15,000         0           450
 President and Chief      1994        0        0         0           0           0         0             0
 Operating Officer, Lone  1993        0        0         0           0           0         0             0
 Star Pipeline
 Company(1)
W. T. Satterwhite         1995  270,667   87,080     1,940          (3)      5,000         0        24,642
 Senior Vice President,   1994  265,000  116,600       855          (3)          0         0        25,542
 General Counsel          1993  253,333   70,933       563           0       7,500         0        27,663
R. B. Williams            1995  241,250  109,583     2,045          (3)      7,500         0        48,662
 President and Chief      1994  203,159   37,148       690          (3)          0         0        19,711
 Operating Officer, Lone  1993  190,074   46,217       563           0       7,500         0        13,074
 Star Gas Company
S. R. Singer              1995  284,718   85,415     2,098           0      11,000         0        31,251
 Senior Vice President,   1994  347,000  145,740     1,770          (3)          0         0        46,908
 Finance and Corporate    1993  337,083   94,383       563           0      15,000         0        42,903
 Development(1)

----------
(1) S. R. Singer retired as Senior Vice President and Chief Financial Officer on August 31, 1995. M. T. Hunter joined the Corporation as an executive officer on June 1, 1995.

(2) For 1993 represents for each individual, except M. T. Hunter, the amounts earned and paid during the year for Credits (dividend equivalents) under the Corporation's Management Incentive Program Unit Plan ("MIP-Unit Plan"). The MIP-Unit Plan was terminated in 1994. For 1994 and 1995, includes non-preferential dividends paid on non-vested restricted stock.

(3) The restricted stock awards to named executive officers under the 1991 Stock Incentive Plan are subject to performance-based criteria. Restricted stock awards in 1995 to the named executive officers are reported under the "Long-Term Incentive Plan Awards" table, and reference is made to such table for information on the number of restricted shares awarded in 1995. At December 31, 1995, the number and value of the aggregate restricted stock holding for each of the persons named above were as follows: D. W.
    Biegler: 42,000 shares, $682,500; G. R. Bryan: 20,200 shares, $328,250; M.
    T. Hunter: 10,000 shares, $162,500; W. T. Satterwhite: 9,700 shares, $157,625; R. B. Williams: 12,100 shares, $196,525; and S. R. Singer: 6,556 shares, $106,535. Dividends are paid on restricted shares at the same rate paid to all shareholders.

(4) Amount paid for the value of Units under the MIP-Unit Plan.

(5) For 1995 includes company contributions to the Employee Stock Purchase and Savings Plan, respectively, as follows: D. W. Biegler $4,500; G. R. Bryan $1,500; M. T. Hunter $450; W. T. Satterwhite $4,500; R. B. Williams $4,500 and S. R. Singer $3,600. Also includes accruals for deferred compensation payable upon retirement, death or disability retirement pursuant (a) to an expired employment contract for Messrs. Satterwhite, Williams and Singer, of $20,142, $44,162, and $27,651, respectively, and (b) to a Special Supplemental Compensation Plan for Mr. Biegler of $23,025.

OPTION GRANTS TABLE

  The table below shows, for each of the named executive officers, certain information with respect to options granted in 1995 under the 1991 Stock Incentive Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                           NUMBER OF
                           SECURITIES     PERCENTAGE OF TOTAL
                       UNDERLYING OPTIONS   OPTIONS GRANTED                                 GRANT DATE
                           GRANTED(1)        TO EMPLOYEES       EXERCISE PRICE   EXPIRATION  PRESENT
    NAME                      (#)           IN FISCAL YEAR    PER SHARE($/SH)(2)  DATE(3)    VALUE(4)
    ----               ------------------ ------------------- ------------------ ---------- ----------
    D. W. Biegler            25,000               9.5%             $13.2500       2/17/05    $162,313
    G. R. Bryan              10,000               3.8%              13.2500       2/17/05      64,925
    M. T. Hunter             15,000               5.7%              17.4375       6/01/05     120,319
    W. T. Satterwhite         5,000               1.9%              13.2500       2/17/05      32,463
    R. B. Williams            7,500               2.8%              13.2500       2/17/05      48,694
    S. R. Singer             11,000               4.2%              13.2500       8/31/98      42,851

----------
(1) Options are exercisable in stages of 25% on the first through the fourth anniversaries of the grant. Options become fully vested in the event of a change in control as defined in the plan.

(2) Fair market value on the date of grant

(3) S. R. Singer retired on August 31, 1995. As a result, his options expire on August 31, 1998.

(4) Represents the hypothetical present value of the option determined using Black-Scholes Option Valuation Method based upon the terms of the option grant and the Corporation's stock price as of the date of the grant. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised and there is no assurance that the value ultimately realized will be at or near the value estimated by the Black-Scholes Option Valuation Method. The assumptions used to arrive at the values shown are as follows: Risk Free Interest Rate of 7.78% (6.63% for Mr. Hunter) based on the ten year Treasury bond rate on the date of the grant, Stock Price Volatility of 29.50% (28.60% for Mr. Hunter) based on the historical return volatility using weekly stock prices over the prior three years, Dividend Yield of 1.41% (1.33% for Mr. Hunter) based on the annual dividend rate of twenty cents per share, and Date of Exercise on the expiration date of February 17, 2005 (June 1, 2005 for M. T. Hunter and August 31, 1998 for S. R. Singer).

AGGREGATED OPTION EXERCISE TABLE

  The table below shows, for each of the named executive officers, the information specified with respect to exercised, exercisable and unexercisable options under all existing stock option plans.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                             UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                   OPTIONS AT                OPTIONS AT
                         SHARES                 DECEMBER 31, 1995         DECEMBER 31, 1995
                       ACQUIRED ON  VALUE              (#)                       ($)
                        EXERCISE   REALIZED ------------------------- -------------------------
          NAME             (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----         ----------- -------- ----------- ------------- ----------- -------------
    D. W. Biegler            0         0      175,000      55,898      $105,000     $125,596
    G. R. Bryan              0         0       34,275      16,300        22,500       46,403
    M. T. Hunter             0         0            0      15,000             0            0
    W. T. Satterwhite        0         0       74,775      10,625        22,500       23,438
    R. B. Williams           0         0       72,175      13,125        22,500       30,938
    S. R. Singer             0         0      126,806           0        79,875            0

LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE

  The table below shows for each of the named executive officers, certain information with respect to awards of performance-based restricted stock made pursuant to the Corporation's 1991 Stock Incentive Plan.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS UNDER
                                   PERFORMANCE       NON-STOCK PRICE BASED PLANS(/1/)
                                     PERIOD       ---------------------------------------
                      NUMBER OF UNTIL MATURATION  THRESHOLD(/2/) TARGET(/2/) MAXIMUM(/2/)
        NAME           SHARES    OR PAYOUT(/3/)        (#)           (#)         (#)
        ----          --------- ----------------- -------------- ----------- ------------
   D. W. Biegler       15,000   01/01/95-12/31/97      750         15,000       15,000
   G. R. Bryan         10,000   01/01/95-12/31/97      500         10,000       10,000
   M. T. Hunter        10,000   07/01/95-06/30/98      500         10,000       10,000
   W. T. Satterwhite    4,000   01/01/95-12/31/97      200          4,000        4,000
   R. B. Williams       7,500   07/01/95-06/30/98      375          7,500        7,500
   S. R. Singer             0                            0              0            0

----------
(1) Performance-based restricted shares have been awarded and will be earned at the end of a three-year performance period based upon the three year total shareholder return of the Corporation compared to the weighted average of the total shareholder return of the peer group of Companies used in the performance graph in the 1995 Proxy Statement. Regular cash dividends are paid on the restricted shares prior to vesting at the same rate as paid to all shareholders. All restrictions are lifted in the event of a "change in control" and are subject to allocation in the event of retirement, disability or death during the performance period.

(2) All shares are earned if at the end of the performance term the Corporation's total shareholder return is at or above 110% of the weighted average of the peer group. For each percentage point that the Corporation's total shareholder return is below 110% of the weighted average of the peer group but above 100%, 2.5% of the shares will be forfeited and for each percentage point below 100%, 5% of the shares will be forfeited with no shares earned below 85%.

(3) Shares earned at the end of the three-year performance period will remain restricted, subject to continued employment for two additional years.

PENSION PLAN TABLE

  The table below illustrates the amount of annual compensation benefit payable on a normal retirement basis beginning at normal retirement age to a person in specified average salary and years-of-service classifications under The Retirement and Death Benefit Program of ENSERCH Corporation and Participating Subsidiaries (the "Program"), the Income Restoration Plan, and any annuities previously purchased in satisfaction of the Corporation's pension obligations.

                              PENSION PLAN TABLE

                                          YEARS OF SERVICE
                   --------------------------------------------------------------
REMUNERATION(/1/)     15       20       25       30       35       40       45
-----------------  -------- -------- -------- -------- -------- -------- --------
 $275,000          $ 69,272 $ 92,362 $115,453 $138,543 $161,634 $168,509 $175,384
  350,000            88,959  118,612  148,265  177,918  207,571  216,321  225,071
  425,000           108,647  144,862  181,078  217,293  253,509  264,134  274,759
  500,000           128,334  171,112  213,890  256,668  299,446  311,946  324,446
  575,000           148,022  197,362  246,703  296,043  345,384  359,759  374,134
  650,000           167,709  223,612  279,515  335,418  391,321  407,571  423,821
  725,000           187,397  249,862  312,328  374,793  437,259  455,384  473,509
  800,000           207,084  276,112  345,140  414,168  483,196  503,196  523,196

----------
(1) Highest average covered compensation over any consecutive five year period.

  Covered compensation under the Program includes base wages and annual performance-based bonuses. The credited years of service under the Program, as of February 29, 1996, for Messrs. Biegler, Bryan, Hunter, Satterwhite and Williams are 27.6, 25.5, 0.7, 29.5, and 34.1 years, respectively, and the highest average covered compensation during any consecutive five-year period for each of them is $663,780, $306,766, $317,962, $315,921, and $209,633,
respectively. S. R. Singer began receiving retirement payments following his retirement on August 31, 1995, with 32.3 credited years of service and a covered compensation of $409,584. The normal retirement benefit is in the form of a benefit guaranteed for ten years and life thereafter and is not subject to any deduction for Social Security or other offset amounts.

COMPENSATION OF DIRECTORS

  Directors are compensated by an annual retainer fee of $20,000 plus $1,200 for each board or committee meeting attended with a maximum of $1,800 if more than one meeting is held on the same day. In addition, a $2,400 per annum fee is paid for services on a Board Committee, with an additional $1,200 per annum paid to the Chairman of a Board Committee. Directors who are also officers of the Corporation do not receive fees. Directors may elect, pursuant to a Deferred Compensation Plan for Directors, to defer all or part of their compensation each year. Deferred amounts, including any gain based upon the experience of investments selected by the Director as provided in the Plan, will be distributed upon retirement from the Board (or death) in a lump sum or in equal annual installments over a 10-year period. A participant may elect a lump sum payment of both principal and interest at any time reduced by a forfeiture amount as provided in the Plan.

  Each non-employee director with one or more full years of service on May 9, 1994, will be provided with deferred compensation following retirement from the Board (or upon his or her death while serving as a member of the Board) payable in installments totaling $25,000 annually for a period of years equal to years of service on the Board prior to May 9, 1994, not to exceed ten. A Directors' Deferred Compensation Trust has been established, and an amount sufficient to pay all amounts payable under the deferred compensation arrangement is placed in the trust from time to time. Upon the replacement of a director or the elimination of his or her position following a specified change in control, a director may elect to receive in a lump sum the principal amount discounted at 4% per annum over the number of years payments would have otherwise been made. For service following May 9, 1994, each non-employee director with less than ten full years of service on May 9, 1994, will receive restricted stock following the completion of each full year of service for a maximum of ten years (reduced by the number of full years of service on May 9, 1994). Any year in which a previous award of restricted stock is forfeited is not counted in computing such maximum number of years. The number of shares of restricted stock awarded is determined by dividing $25,000 by the average of the closing price of the Common Stock for the last twenty trading days in April (the "Award Value"). The restricted period applicable to restricted stock awarded to non-employee directors is ten years during which time the restrictions will be lifted if the director dies, the market value of the Common Stock increases to 1.5 times the Award Value, or if the average closing price for the twenty trading days immediately preceding the tenth anniversary of the award date is equal to or greater than the Award Value. If the restrictions have not been lifted by the end of such ten year period, the stock will be forfeited.

  Mr. McCord represents the Corporation's interest in a foreign company in which the Corporation once had an investment and has continuing obligations for which he is paid a fee by the Corporation of $5,000 for each board meeting of the foreign company attended. During 1995 such Board met once.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  W. T. Satterwhite, R. B. Williams and S. R. Singer are beneficiaries under a trust holding deferred compensation amounts accrued under an expired employment contract. Upon retirement, they will receive deferred compensation payable over a 10-year period equal to a total of 150% of their salary at the time of retirement. The amount so payable may be accelerated following a specified change in control of the Corporation. Dr. Singer began receiving payments pursuant to such arrangement following his retirement on August 31, 1995. Mr. Biegler is a participant in a Special Supplemental Compensation Plan providing for a continuation of salary for six months in the event of involuntary termination other than by retirement, death, or disability and having similar provisions for deferred compensation. Amounts accrued under such arrangements with these individuals are disclosed in the Summary Compensation Table.

  Each named executive officer has executed a change in control agreement with the Corporation that provides certain benefits in the event their employment is terminated subsequent to a change in control of the Corporation (as defined in the Agreements). The Agreements are for continuous three-year terms until terminated by the Corporation upon specified notice and continue for three years following a change in control of the Corporation. The Agreements provide that if the officer is terminated or if the officer elects to terminate employment under certain circumstances, within three years following a change in control of the Corporation, the officer shall be entitled to a lump-sum severance payment of three times the sum of the officer's base salary and target bonus (but not in excess of the aggregate base salary that could be earned up to the officer's normal retirement date), a prorated bonus in the year of termination, any unpaid balance in the Unit Plan, the value over exercise price of certain unexercised stock options, deferred compensation payable from previous employment contracts or under the Special Supplemental Compensation Plan, a three-year continuation of employee benefits, the equivalent of two years of service credit under the retirement program, and reimbursement of certain legal fees, expenses, and any excise taxes.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                         COMPENSATION COMMITTEE REPORT

  The Board of Directors delegates responsibility for executive compensation to the Compensation Committee, except compensation matters relating to the Chairman and President, Chief Executive Officer are decided by the full Board, after recommendation by the Committee. No member of the Committee is a former officer or employee of the Corporation or any of its subsidiaries and no member of the Committee participates in the compensation described in the following report. The Committee retains its own consultant to advise on matters related to executive compensation. The Corporation has used a consultant since 1981 to assist in such matters. The following is the Committee's report on executive compensation for 1995.

  In determining executive compensation, the Committee is guided by three primary objectives:

  .Offer incentive for business success by putting a significant portion of each executive's total pay at risk, based on company performance (observing in the short term desirable operating results and, in the long term, total shareholder return).

  .Attract and keep outstanding executives by providing compensation opportunities consistent with those observed in the Corporation's industry for similar positions.

  .Encourage career service by providing retirement income consistent with industry practice.

  Salary levels for the named executive officers are based upon assessment of each individual's performance, experience and value in attaining corporate financial and strategic objectives and are set within salary ranges based on surveys of prevailing practice with the mid-point targeted for the expected level of performance, experience and value. The Committee, in its salary decisions, is guided by these comparative data, and by the annual rate of salary movement in industries in which the Corporation competes for executives. The Corporation compares its annual cash payments (salary and performance incentive) for named executive officers to recognized annual surveys both in its industry and in industry generally. The Corporation also uses comparisons with such surveys for guidance in hiring executives. (Mr. M.
T. Hunter was hired during 1995 at a compensation level within observed survey guidance.) General industry practice is observed, as it has been for over a decade, from Management Compensation Service's (MCS) annual survey of executive compensation (385 companies participated in 1995). Gas and petroleum industry practice is observed from surveys conducted by the American

Gas Association and by a major national consulting firm. Together they constitute a statistically valid data base for this purpose and the Committee is guided by it. Many of the companies in the MCS survey are in the S&P 500; the industry specific surveys used include many of those companies found in the performance graph's gas industry peer group. The sole use of the smaller number of companies in that peer group would produce pay data comparisons that are not statistically meaningful or useful for the purpose of salary comparisons, nor does the group of companies in that peer group include necessarily all of the companies that are the most direct competitors for executive talent.

  During 1995, the aggregate salaries of the named executive officers summed to an amount equal to 1.4% below the sum of the size-adjusted median survey salaries for their positions. Four of the named executive officers received salary increases during 1995, which, on an annualized basis, amounted to 8.8% of the named executive officers' aggregate salaries.

  It is the practice of the Corporation, which is endorsed and effected by the Committee, to encourage both desirable annual operating results and long term total shareholder return by annual incentive opportunities that put an important portion of total pay at risk subject to the achievement of financial and operating goals. The portion of compensation at risk is intentionally higher at higher levels in the Corporation. Consequently much of a named executive officer's compensation is at risk, with potential annual and long-term incentives, at target levels, placing up to 50% of total compensation opportunity at risk. The Committee also considers comparative data when determining the size of both annual and long-term incentive awards.

  The named executive officers participate in the Corporation's Performance Incentive Plan. The level of this opportunity is designed to be consistent with industry practice. Their target awards in 1995 ranged from 40% to 55% of salary. In 1995, Plan funding required the achievement of goals set by our Committee at the beginning of the year including earnings per share (operating income from their respective operations for Messrs. Bryan, Hunter and Williams), relative total shareholder return and specific operating performance criteria. Earnings per share (or operating income goals) were weighted between 50% and 70%. The weightings of the other goals were varied to adopt goals most important for the individual position. Funding, based on results, could have ranged from zero to 150% of the target awards.

  Named executive officers at the corporate level received incentive awards for 1995 for meeting certain goals established by the Committee. Because the total shareholder return goal was not met, no payment was made for that goal. Attainment of the corporate earnings goal, taking into account the effects of less than normal heating weather and lowered natural gas prices, produced incentive awards for the named executive officers that ranged from 50% to 103% of target. Messrs. Bryan, Hunter and Williams also earned awards for achieving operating income goals at the unit level. Total annual cash payments (salary plus annual incentive) for the named executives summed to 92% of the median survey observations, a decrease over the prior year primarily due to a reduction in annual incentive awards.

  The Corporation in 1995 offered additional incentive for stock price growth and total shareholder return through the award of Performance-Based restricted stock and stock options under the 1991 Stock Incentive Plan, in which all named executive officers participated. Performance-Based restricted stock and stock option awards to them in 1995 and options held by them at year end are described in the Tables. The awards of Performance-Based restricted stock are subject to forfeiture in whole or in part unless specific performance goals which have been determined by the Compensation Committee are achieved. The goals compare the three year total shareholder return of the Corporation to the weighted average of the peer group of companies used in the performance graph in the proxy statement. In addition, after the three year goals are met, the Performance-Based restricted stock is subject to a requirement of continued employment for two more years. Awards in 1995 were made to achieve the earlier stated objective of causing a significant portion of each executive's total pay to be at risk and dependent on total shareholder return primarily through stock price growth as well as the objective of keeping outstanding executives by providing compensation opportunities similar to those provided in the Corporation's industry. In doing so, the Committee considered the number of options already owned by each named executive, if any, and the objective that he have an important incentive for stock price gain. In determining the size of Performance-Based restricted stock and stock option awards, the Committee used its discretion and was not bound by any pre-adopted formulas. For Messrs. Biegler, Satterwhite and Singer, it took into account the size of awards of Performance-Based restricted stock and stock options awarded to them by Enserch Exploration, Inc., an 83%-owned subsidiary.

  The Corporation encourages career employment and it is endorsed by our Committee. Its retirement benefits are an essential part of that policy. They are described, for the named executive officers, in the Retirement Benefit Table and its footnotes. The Committee periodically reviews executive retirement benefits to ensure that they continue to meet the Corporation's needs and are consistent with good corporate practice.

  No formal policy has been adopted by the Corporation with respect to qualifying compensation paid to its executive officers for deductibility under
Section 162(m) of the Internal Revenue Code. In the event that any new compensation programs are proposed in the future, it is expected that they will be structured with a view toward qualifying for deductibility just as were the amendments to the 1991 Stock Option Plan as approved by shareholders in 1994. The Committee does not anticipate that current compensation levels will result in loss of any tax deductibility.

  Mr. Biegler has served as Chief Executive Officer since May 1993. He has had a major influence on the Company's results which are judged by the Board to be a constructive response to difficult circumstances. Major restructuring goals were accomplished and meaningful improvement in performance is occurring. Mr. Biegler's salary was increased by 9.1% early in 1995 (21 months after his last increase). Mr. Biegler's salary remains 7% below the market median observed for that position. A portion of the annual incentive award was earned for 1995 based on partial achievement of target goals established by the Committee. Total annual compensation (salary plus incentives) is 23% below the adjusted observed median salary for his position. He received a Performance-Based restricted stock award and stock option award in keeping with the Committee's judgment as described above. The size of the award of Performance-Based restricted stock and stock options was based on comparative data and with consideration of the number of restricted shares and stock options held, including restricted shares and stock options awarded by Enserch Exploration, Inc. Mr. Biegler exercised no options in 1995 and realized no option gain. Mr. Biegler made important contributions during the year to achievement of the Corporation's financial goals and to its restructuring for the future. The Committee considers his compensation appropriate given these achievements.

                                          Compensation Committee

                                            Marvin G. Girouard, Chairman
                                            Frederick S. Addy
                                            Odie C. Donald
                                            Thomas W. Luce, III

PERFORMANCE GRAPH

  Set forth below is a line graph comparing for the last five fiscal years the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the S&P 500 Composite Stock Index and the American Gas Association Diversified/Integrated Companies Index (the "AGA Index"). The graph assumes that the value of the investment in the Corporation's Common Stock and each index was $100 at December 31, 1990, and that all dividends are reinvested. The AGA Index is a self-constructed peer index that has been calculated by the American Gas Association. The returns of each component company have been weighted according to their respective stock market capitalization at the beginning of each period for which a return is indicated.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


                       [PERFORMANCE GRAPH APPEARS HERE]


  DECEMBER 31,                     1990 1991 1992 1993 1994 1995
----------------------------------------------------------------
  ENSERCH                          100   71   77   90   74   93
  S&P 500                          100  130  140  155  157  215
  AGA Diversified/Integrated(/1/)  100   87   92  104   91  123

----------
(1) Companies included in the American Gas Association Diversified/Integrated company index are Chesapeake Utilities, Columbia Gas System, Consolidated Natural Gas, Eastern Enterprises, Energen Corporation, ENSERCH Corporation, Equitable Resources, K N Energy Inc., National Fuel & Gas, National Gas & Oil, Noram Energy Corporation, ONEOK Inc., Pennsylvania Enterprises, Questar Corporation, South Jersey Industries, Southwest Gas Corporation, Southwestern Energy, UGI Corporation, Valley Resources, Washington Energy, and Wicor Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  At various times during 1995, the following individuals (none of whom was or has been an officer or employee of the Corporation or any of its subsidiaries) served as a member of the Corporation's Compensation Committee: Mr. Frederick
S. Addy, Mr. William B. Boyd, Mr. Odie C. Donald, Mr. Lawrence E. Fouraker, Mr. Marvin J. Girouard, Mr. Thomas W. Luce, III and Mr. W. Ray Wallace. Mr. D.
W. Biegler, an executive officer of ENSERCH Corporation, serves on the Board of Directors of Trinity Industries, Inc., a company for which W. Ray Wallace serves as an executive officer. Mr. Wallace was on the Board of ENSERCH Corporation from 1978 until his retirement on May 8, 1995, and served on the Compensation Committee from 1980 through May 8, 1995. Mr. Biegler joined the Trinity Board in 1992. The Board of Directors of ENSERCH Corporation was fully informed of these positions and believed that no conflict of interest was created thereby.

                             SHAREHOLDER PROPOSALS

  In order to be considered for inclusion in the Corporation's proxy statement relating to the 1996 Annual Meeting of Shareholders, a shareholder proposal must be received by the Corporation no later than November 28, 1996. The date of the 1997 Annual Meeting of Shareholders will be May 13, 1997.

  The Corporation's Bylaws provide that in addition to any other applicable requirements, in order for a shareholder to properly bring business before the annual meeting or nominate a person for election to the Board, the shareholder must give timely written notice to the Corporate Secretary and provide certain specified information. Details regarding the procedural requirements for presenting a matter before a shareholders meeting are available upon written request to the Corporate Secretary.

                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other business before the meeting and has no reason to believe any will be presented to the meeting. If, however, any other business should be properly presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

                                          By Order of the Board of
                                           Directors,

                                              Michael G. Fortado
                                              Vice President and
                                                   Corporate
                                                  Secretary

Dallas, Texas
March 29, 1996

  A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING CERTAIN OF THE EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO MICHAEL G. FORTADO, VICE PRESIDENT AND CORPORATE SECRETARY, ENSERCH CORPORATION, ENSERCH CENTER, 300 SOUTH ST. PAUL STREET, DALLAS, TEXAS 75201-5598.

PROXY                                                                      PROXY
                                      ENSERCH
                                  CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE CORPORATION FOR ANNUAL MEETING MAY 14, 1996

  The undersigned hereby appoints D. W. Biegler, B. A. Bridgewater, Jr. and
J. M. Haggar, Jr., or any of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of ENSERCH Corporation, to be held at 301 South Harwood Street, Dallas, Texas, on Tuesday, May 14, 1996, at 10 a.m., and at any adjournments of said meeting, all the shares of Common Stock of said Corporation in the name of the undersigned or which the undersigned may be entitled to vote; hereby revoking any proxy or proxies heretofore given by the undersigned.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IT IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

                              ENSERCH CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]

1. Election of Directors--Nominees:
   D. W. Biegler, F. S. Addy, B. A. Bridgewater, Jr., O. C. Donald, M. J. Girouard, J. M. Haggar, Jr., T. W. Luce, III, W. C. McCord and D. S. Natalicio.

   FOR      WITHHELD      FOR ALL EXCEPT NOMINEE(S) LISTED BELOW:
   [_]         [_]          [_]

2. Ratification of auditors.

   FOR       AGAINST      ABSTAIN
   [_]         [_]          [_]

3. In their discretion, upon such other matters as may properly come before the meeting.


                                          Dated: _________________________, 1996

                              --------------------------------------------------

                              --------------------------------------------------
                                           Signature of Shareholder(s)

                              THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD GIVE FULL TITLE AS SUCH. IF THE SIGNER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER.